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                    July 10, 2020

       Seah Chia Yee
       Principal Financial Officer
       Leader Hill Corp
       Flat 1204 Block B
       Mei Li Yuan
       Hong Ling Middle Road
       Luohu
       Shenzen 518000 China

                                                        Re: Leader Hill Corp
                                                            Form 10-K/A for
Fiscal Year Ended November 30, 2019
                                                            Filed January 17,
2020
                                                            Form 10-K/A
                                                            Filed January 23,
2020
                                                            File No. 333-223712

       Dear Mr. Yee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services